UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 1, 2006


                             ADSOUTH PARTNERS, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


           Nevada                      0-33135                68-0448219
---------------------------- ---------------------------- --------------------
(State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
     of incorporation)                                    Identification No.)

     1141 South Rogers Circle, Suite 11, Boca Raton, FL            33487
--------------------------------------------------------------------------------
          (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:     (561) 750-0410


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition and Disposition of Assets.

On August 1, 2006, the Company and its subsidiaries sold to MFC Development Corp. ("MFC") substantially all of the assets of its business relating to the direct, wholesale and retail marketing and sales of consumer products, which is the line of business which the Company refers to as its products business. The sale was made pursuant to the previously-reported agreement dated June 22, 2006 with MFC. The Company transferred to MFC substantially all of its assets relating to the products business in exchange for (i) the assumption of certain accounts payables, accrued expenses and other liabilities related to the product business approximating an aggregate of $1.5 million, (ii) an unsecured promissory note in the amount of $1,525,000, and (iii) 5,500,000 shares of MFC's common stock, of which 750,000 shares are held in escrow as security for its obligations relating to its representations and warranties. The principal amount of the note is subject to adjustment based upon a post-closing accounting.

On August 2, 2006, MFC made a payment of $381,250, representing 25% of the principal amount of the note. A second payment in the amount of $381,250, which is subject to adjustment in the event of an adjustment in the principal amount of the note, will be due upon the completion by MFC of a financing. The note is payable on demand at any time commencing April 21, 2007; provided, that if MFC shall have paid 50% of the principal amount of the note by January 20, 2007, the note is payable in installments through January 2009 and the Company does not have the right to demand payment unless there is a default under the note. If MFC shall not have paid 50% of the principal amount of the note, together with accrued interest, by January 20, 2007, the Company has the right to convert the note into MFC's common stock at a conversion price of $.80 per share. If MFC shall have paid 50% of the principal amount of the note by January 20, 2007, the Company has no right to convert the note and MFC has the right to force conversion at a 15% premium.

MFC also has an option to purchase any or all of the shares of MFC common stock which the Company owns at the time the option is exercised at an exercise price per shares of $1.00 through July 19, 2007 and $1.15 for from July 20, 2007 through July 19, 2008, at which time the option terminates. The option does not prohibit the Company from selling shares of MFC common stock, and any shares sold are no longer subject to the option.

MFC agreed to certain registration rights with respect to the shares of MFC common stock issued at the closing and issuable upon conversion of the note.

As previously reported, the Company has agreed to pledge 2,250,000 shares of MFC common stock as security for the Company's guaranty of the obligations of its majority-owned subsidiary, Genco Power Solutions, Inc., to HSK Funding, Inc. and New Valu, Inc. in the principal amount of $1,000,000.

The Company has reported its products division as a discontinued operation in its Form 10-QSB for the quarter ended March 31, 2006.

Item 8.01 Other Events.

As previously reported, on May 15, 2006, the Company was served in an action in the Bankruptcy Court in the State of New Jersey by N.V.E., Inc. ("NVE"). Other defendants in the action are John Acunto, Jr., a principal stockholder and former chief executive officer, John Cammarano, a former chief executive officer, Anton Lee Wingeier, the Company's chief financial officer and three other employees of the Company. The complaint arises from a letter agreement dated May 12, 2005, pursuant to which the Company performed services for NVE relating to NVE's advertising campaign. The complaint alleges that the Company breached the contract in fraudulently invoicing NVE for advertising services. The complaint also alleges that the Company's conduct constituted criminal activity and includes a claim under the Racketeer Influenced and Corrupt Organizations Act (generally known as RICO) and its state law equivalent, and seeks damages in excess of $2,000,000 plus costs, with claims for treble damages and punitive damages. The Company believes that the allegations of the complaint are without merit. The Company believes that it has meritorious defenses to the other claims alleged and intends to vigorously defend the action.

On July 17, 2004, the court dismissed with prejudice, the RICO and conversion claims against the Company and the individual defendants. The fraud claims were dismissed against all defendants, with the plaintiff having the right to replead those claims within 30 days. The claims based on breach of contract and the claims seeking an accounting were not dismissed against the Company.

On August 4, 2006, the plaintiff filed an amended complaint repleading the fraud claim, adding a claim for breach of duty and amending the other claims that were not previously dismissed.

Item 9.01.  Financial Statements and Exhibits.

            (c) Exhibits

                99.1 Note dated August 1, 2006 from MFC Development Corp. and Adsouth Marketing, LLC, to Adsouth Partners, Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ADSOUTH PARTNERS, INC.
                                       ----------------------
                                                 (Registrant)

Date: August 7, 2006                   /S/ Anton Lee Wingeier
                                      ----------------------
                                      Anton Lee Wingeier
                                      Chief Executive Officer